Exhibit 99.1

Regeneca, Inc. Announces Termination of President

IRVINE, Calif., August 22, 2011 – Regeneca, Inc. (RGNA.PK) today announced that the Board of Directors has terminated Adam Vincent Gilmer as President effective as of August 19, 2011.  In order to reduce overhead and increase efficiency, the Board has determined to temporarily consolidate the position of President and CEO, and Matt Nicosia, CEO, will assume the duties of President until the Board deems that a division of duties is necessary.

Dwight Baron, a member of the Company’s Board of Directors, commented, “the decision to terminate Mr. Gilmer was unanimous and the action taken by the Board was in the best interests of our shareholders, and provides the company the greatest opportunity for success.”

About Regeneca, Inc.

Regeneca, Inc. (Pink Sheets:RGNA.PK) was formed to create and commercialize premium products that help to improve health and fight the signs and symptoms of aging for a complete life of wellness and happiness, including our natural male enhancement product - RegenErect. We do this while drawing our products from the earth in an ethical strategy that will emphasize regrowth, reforestation and recycling. This is our "Whole Earth Whole Body” approach to health. More information can be found about Regeneca, Inc. at www.regeneca.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements, including, but not limited to, statements regarding Regeneca, Inc. and their plans, products and related market potential. Forward-looking statements may be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Regeneca, Inc.'s filings with the Securities and Exchange Commission, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Regeneca undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

Contact:

Regeneca, Inc.
1 Technology Drive, Suite C-515,
Irvine, CA 92618

Investor Relations
949-281-2600 extension 7
www.regeneca.com
ir@regeneca.com